Exhibit 99

US AIRWAYS REPORTS APRIL TRAFFIC

ARLINGTON, Va., May 6, 2004 -- US Airways reported its April 2004 passenger traffic today.

     Mainline revenue passenger miles for April 2004 increased 13.8 percent on a 5.6 percent increase in available seat miles compared to April 2003. The passenger load factor was 79.8 percent, which was the airline's highest April load factor ever and the highest domestic load factor among the major carriers this month. This represents a 5.7 percentage point increase compared to April 2003.

     For the first four months of 2004, mainline revenue passenger miles increased 11.6 percent on a 6.5 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for the first four months of 2004 was 72.6 percent, a 3.3 percentage point increase compared to the same period in 2003.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc., along with MidAtlantic Airways -- reported an 28.5 percent increase in revenue passenger miles for April 2004 on 12.6 percent more capacity compared to April 2003. The passenger load factor was 61.0 percent, a 7.5 percentage point increase compared to April 2003.

     For the first quarter of 2004, revenue passenger miles for the three wholly owned US Airways Express carriers and MidAtlantic increased 10.4 percent on a 2.1 percent increase in available seat miles compared to the first quarter of 2003. The passenger load factor for the first three months of the year was 53.9 percent, a 4 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for April 2004 is expected to increase between 6.5 percent and 7.5 percent compared to April 2003.

     US Airways ended the month of April by completing 99.6 percent of its scheduled departures.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group, Inc. (US Airways Group or the Company) with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to attract and retain customers; the ability of the Company to maintain satisfactory labor relations; demand for transportation in the markets in which the Company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the Company's new Class A Common Stock; and other risks and uncertainties listed from time to time in the Company's reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

	US AIRWAYS, INC.**
SELECTED TRAFFIC STATISTICS

	April 2004	April 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,611,807	2,380,833	9.7
International*	868,793	677,133	28.3
Total - Scheduled Service	3,480,600	3,057,966	13.8
Total (Including Charter)	3,480,655	3,077,713	13.1

Available Seat Miles (000):
Domestic*	3,285,642	3,224,083	1.9
International*	1,074,452	903,560	18.9
Total - Scheduled Service	4,360,094	4,127,644	5.6
Total (Including Charter)	4,360,177	4,157,748	4.9

Passengers Boarded*	3,792,489	3,534,569	7.3
System Load Factor*	79.8	74.1	5.7
Average Passenger Journey*	917.8	865.2	6.1

* scheduled service
** does not include MidAtlantic Airways division of US Airways

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.**
YEAR-TO-DATE 2004

	January -April 2004	January - April 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	9,442,608	8,785,435	7.5
International*	3,156,995	2,505,688	26.0
Total - Scheduled Service	12,599,603	11,291,123	11.6
Total (Including Charter)	12,600,693	11,332,907	11.2

Available Seat Miles (000):
Domestic*	13,177,508	12,787,972	3.0
International*	4,170,402	3,505,789	19.0
Total - Scheduled Service	17,347,910	16,293,761	6.5
Total (Including Charter)	17,350,446	16,360,226	6.1

Passengers Boarded*	13,643,946	12,961,406	5.3
System Load Factor*	72.6	69.3	3.3
Average Passenger Journey*	923.5	871.1	6.0

* scheduled service
**does not include MidAtlantic Airways division of US Airways

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	April 2004	April 2003	Percent Change
Revenue Passenger Miles (000)	139,601	108,669	28.5
Available Seat Miles (000)	228,942	203,272	12.6
Passengers Boarded*	570,701	487,603	17.0
System Load Factor*	61.0	53.5	7.5
Average Passenger Journey	244.6	222.9	9.8

	US AIRWAYS EXPRESS**
YEAR-TO-DATE 2004

	January - April 2004	January - April 2003	Percent Change
Revenue Passenger Miles (000)	441,718	400,283	10.4
Available Seat Miles (000)	819,320	802,575	2.1
Passengers Boarded*	1,899,403	1,802,771	5.4
System Load Factor*	53.9	49.9	4.0
Average Passenger Journey	232.6	222.0	4.7

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc., and the MidAtlantic Airways division of US Airways

NOTE:     Numbers may not add or calculate due to rounding

NUMBER: 4737